EXHIBIT 4.2

ITT CORPORATION,
ITT INC.
AND
MUFG UNION BANK, N.A. as Trustee

First Supplemental Indenture

(Supplemental to the Indenture,
dated as of May 1, 2009,
Providing for Issuance of Debt Securities)

Dated as of May 16, 2016

THIS FIRST SUPPLEMENTAL INDENTURE, dated as of May 16, 2016, among ITT Corporation, an Indiana corporation having its principal office at 1133 Westchester Avenue, White Plains, New York 10604 (herein called “ITT”), ITT Inc., an Indiana corporation having its principal office at 1133 Westchester Avenue, White Plains, New York 10604 (herein called “New ITT”), and MUFG Union Bank, N.A. (formerly known as Union Bank, N.A.), a national banking association, as trustee (herein called the “Trustee”), under the Indenture referred to below is made and entered into as of this 16th day of May, 2016.
RECITALS OF THE COMPANY
WHEREAS, ITT and the Trustee have heretofore executed and delivered an Indenture (Providing for Issuance of Debt Securities), dated as of May 1, 2009 (the “Indenture”), providing for the issuance from time to time of ITT’s unsecured debentures, notes, bonds and other evidences of indebtedness, to be issued in one or more series as provided in the Indenture;
WHEREAS, on the date hereof ITT and its subsidiaries intend to complete a holding company reorganization within the meaning of Section 23-1-40-9 of the Indiana Business Corporation Law (the “Reorganization”), pursuant to which (i) ITT will merge with and into ITT LLC, an Indiana limited liability company and direct wholly owned subsidiary of New ITT and (ii) ITT will transfer to New ITT, and New ITT will acquire from ITT, substantially all of the consolidated assets of ITT within the meaning of Section 8.01(a) of the Indenture;
WHEREAS, Section 8.01 of the Indenture provides that a Person shall be permitted to acquire substantially all of the consolidated assets of ITT provided that upon any such acquisition such transferee shall expressly assume the due and punctual payment of principal, premium, if any, and interest on all debt securities outstanding under the Indenture and the performance of every covenant in the Indenture on the part of ITT to be performed or observed by executing and delivering to the Trustee a supplemental indenture;
WHEREAS, Section 9.01(a) of the Indenture provides that, without the consent of the Holders of any Securities, the parties hereto may enter into one or more supplemental indentures to evidence the succession of another corporation to ITT, and the assumption by such successor of the covenants, agreements and obligations of ITT pursuant to Article 8 of the Indenture;
WHEREAS, Section 9.01(c) of the Indenture provides that, without the consent of the Holders of any Securities, the parties hereto may enter into one or more supplemental indentures to make any provision with respect to matters or questions arising under this Indenture that do not adversely affect the interests of the Holders of the Securities in any material respect;
WHEREAS, in connection with the Reorganization, ITT and New ITT desire to execute and deliver this First Supplemental Indenture in accordance with Sections 8.01, 9.01(a) and 9.01(c) of the Indenture, and by this First Supplemental Indenture, upon effectiveness of the Reorganization, to amend and supplement the Indenture in certain respects to evidence the succession of New ITT to ITT and the express assumption by New ITT of (i) the due and punctual payment of the principal, premium, if any, and interest on the Securities and (ii) the performance of every covenant in the Indenture and contained in the Securities to be performed or observed by ITT;
WHEREAS, ITT and New ITT have requested that the Trustee join with them in the execution and delivery of this First Supplemental Indenture, and pursuant to Section 9.03 of the Indenture, the Trustee is authorized to execute and deliver this First Supplemental Indenture; and
WHEREAS, effective simultaneously with the effectiveness of the Reorganization all things necessary to make this First Supplemental Indenture a valid agreement of New ITT, in accordance with its terms, have been complied with, done and performed.
NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH:
For and in consideration of the premises, agreements and obligations set forth herein, it is mutually covenanted and agreed as follows, for the equal and proportionate benefit of all Holders from time to time of the Securities or any series thereof, as the case may be:
ARTICLE ONE
DEFINITIONS AND OTHER PROVISIONS
OF GENERAL APPLICATION

SECTION 1.1	Definitions.
Capitalized terms used but not defined in this First Supplemental Indenture shall have the meanings ascribed thereto in the Indenture.

SECTION 1.2	General References.
The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this First Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision.

SECTION 1.3	Effect of Headings.
The Article and Section headings herein are for convenience only, and shall not affect the construction of any provision of this First Supplemental Indenture.
ARTICLE TWO
AMENDMENTS

SECTION 2.1	Reorganization.
Pursuant to, and in compliance and accordance with, Sections 8.01, 9.01(a) and 9.01(c) of the Indenture, effective simultaneously with the Reorganization, New ITT hereby expressly assumes (i) the due and punctual payment of the principal, premium, if any, and interest, if any, on the Securities and (ii) the performance of every covenant, agreement or obligation in the Indenture and contained in the Securities to be performed or observed by ITT.

SECTION 2.2	Successor Substituted.
Pursuant to Sections 8.01, 8.02, 9.01(a) and 9.01(c) of the Indenture, effective simultaneously with the Reorganization, New ITT shall succeed to and be substituted for, and may exercise every right and power of, ITT under the Indenture, with the same effect as if New ITT had been named as “the Company” therein and ITT shall thereupon be released from all obligations under the Indenture and the Securities.

SECTION 2.3	Representations of New ITT.
New ITT represents and warrants that (i) it is a corporation duly organized and validly existing under the laws of the State of Indiana, (ii) as a result of the Reorganization, it has acquired substantially all of the consolidated assets of ITT and (iii) immediately after giving effect to the Reorganization, no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default, has occurred and is continuing.
ARTICLE THREE
MISCELLANEOUS

SECTION 3.1	Effectiveness of First Supplemental Indenture
This First Supplemental Indenture shall be effective simultaneously with the effectiveness of the Reorganization, following the execution and delivery hereof by ITT, New ITT and the Trustee.

SECTION 3.2	Relationship to Existing Indenture.
The First Supplemental Indenture is a supplemental indenture within the meaning of the Indenture. Except as specifically amended and supplemented by this First Supplemental Indenture, the Indenture shall remain in full force and effect and is hereby ratified and confirmed. This First Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

SECTION 3.3	Governing Law.
This First Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this First Supplemental Indenture to the substantive law of another jurisdiction.

SECTION 3.4	Counterparts.
This First Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all of which shall together constitute but one and the same instrument.

SECTION 3.5	Severability.
In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 3.6	Trust Indenture Act.
This First Supplemental Indenture shall conform to the requirements of the Trust Indenture Act as currently in effect. If any provision of this First Supplemental Indenture limits, qualifies, or conflicts with any provision of the Trust Indenture Act that is required under the Trust Indenture Act to be part of and govern any provision of this First Supplemental Indenture, the provision of the Trust Indenture Act shall control.

SECTION 3.7	Acceptance by Trustee; Trustee Not Responsible for Recitals.
The Trustee accepts the amendment of the Indenture effected by this First Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture as hereby amended. Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals contained herein, all of which are made solely by ITT and New ITT. The Trustee makes no representations for or with respect to (a) the validity or sufficiency of this First Supplemental Indenture or any of the terms or provisions hereof, (b) the due authorization hereof by ITT and New ITT by corporate action or otherwise, or (c) the due execution hereof by ITT and New ITT, and the Trustee makes no representation with respect to any such matters.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed all as of the day and year first above written.

ITT CORPORATION

By: /s/ Malcolm Miller
Name: Malcolm Miller
Title: Vice President and Treasurer

ITT INC.

By: /s/ Malcolm Miller
Name: Malcolm Miller
Title: Vice President and Treasurer

MUFG UNION BANK, N.A.,
as Trustee

By: /s/ Fernando Moreyra
Name: Fernando Moreyra
Title: Vice President